EXHIBIT 11


                   CALCULATION OF NET INCOME PER COMMON SHARE


                                          1996          1995         1994         1993         1992
                                        --------      --------      -------      -------      -------

Dilutive options outstanding at
 end of period  (000)                          0            0           625          489          204

Proceeds of dilutive options if
 exercised (000)                               0             0      $ 3,260      $ 1,123      $   335
- - - Shares assumed to have been
  repurchased from proceeds of
  options if exercised (assuming
  average share price)  (000)                  0             0          446          379          189
Increase in shares  (000)                      0             0          179          110           15
Weighted average common shares
 outstanding  (000)                        4,076         3,848        3,631        3,804        3,803
                                        -------------------------------------------------------------
Weighted average common shares
 outstanding for calculation of
 primary and fully diluted
 earnings per share  (000)                 4,076         3,848        3,810        3,914        3,818
                                        -------------------------------------------------------------

Net income (loss)  (000)                $ (5,857)     $ (2,321)     $ 2,684      $ 1,745      $   450
                                        -------------------------------------------------------------

Net income (loss) per common share
 as set forth in the "Statements
 of Operations" based on weighted
 average common shares outstanding
 during each period                     $  (1.44)     $   (.60)     $    .70     $   .45      $   .12
                                        -------------------------------------------------------------

Additional Primary and Fully Diluted
 Earnings per Share Computations *

Primary earnings per common share       $  (1.44)     $   (.60)     $    .70     $   .45      $   .12
                                        -------------------------------------------------------------
Fully diluted earnings per common
 share                                  $  (1.44)     $   (.60)     $    .70     $   .45      $   .12
                                        -------------------------------------------------------------

<F1> *  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB No. 15 because it results in dilution of less than 3%.